As filed with the Securities and Exchange Commission on October 27, 2011

Registration No. 333-142527

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________________________________
POST EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
_____________________________________________

AEGION CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE	17988 Edison Avenue	45-3117900
(State or other jurisdiction of	Chesterfield, Missouri 63005	(I.R.S. Employer
incorporation or organization)	(636) 530-8000	Identification No.)
(Address of Principal Executive Offices)

INSITUFORM TECHNOLOGIES, INC.
EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

DAVID F. MORRIS, ESQ.
Senior Vice President, General Counsel and Chief Administrative Officer
Aegion Corporation
17988 Edison Avenue
Chesterfield, Missouri 63005
(636) 530-8000
(Name, address and telephone number,
including area code, of agent for service)

Copy to:
ROBERT M. LAROSE, ESQ.
Thompson Coburn LLP
One US Bank Plaza
St. Louis, Missouri  63101
Telephone:  (314) 552-6000
Facsimile:  (314) 552-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”), relates to the Registration Statement on Form S-8 (the “Registration Statement”), File No. 333-142527, of Insituform Technologies, Inc., a Delaware corporation (the “Predecessor”), which was filed with the Securities and Exchange Commission (the “Commission”) and became effective on May 1, 2007.  The Registration Statement registered seven hundred fifty thousand (750,000) shares of the Predecessor’s Class A common stock, $0.01 par value, and attached Preferred Share Purchase Rights, for issuance to participants under the Insituform Technologies, Inc. Employee Stock Purchase Plan.

This Amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by the Predecessor of a holding company form of organizational structure.  In accordance with Section 251(g) of the Delaware General Corporation Law, the holding company organizational structure was implemented by the merger (the “Merger”) of Insituform MergerSub, Inc., a Delaware corporation, with and into the Predecessor, with the Predecessor being the surviving corporation.  In the Merger, which was completed on October 25, 2011 (the “Effective Time”), each share of the issued and outstanding common stock and attached Preferred Stock Purchase Right of the Predecessor (“Predecessor Stock and Attached Rights”) was converted into one share of common stock and attached Preferred Stock Purchase Right of Aegion Corporation, a Delaware corporation (the “Company”), having the same rights, powers, preferences, qualifications, limitations and restrictions as the Predecessor Stock and Attached Rights.  Pursuant to the Merger, the Predecessor became a direct, wholly-owned subsidiary of the Company.

In accordance with Rule 414 under the Securities Act, the Company, as the successor registrant to the Predecessor, hereby expressly adopts the Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Registration fees were paid at the time of the original filing of the Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.

The following documents filed by the Predecessor with the Securities and Exchange Commission are incorporated herein by reference:

(a)	The Predecessor’s Annual Report on Form 10-K for the year ended December 31, 2010;

(b)	The Predecessor’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2011 and June 30, 2011;

(c)	The Predecessor’s Definitive Proxy Statement on Schedule 14A filed on March 18, 2011;

(d)
The Predecessor’s Current Reports on Form 8-K filed on April 6, 2011, April 22, 2011, August 1, 2011 and September 7, 2011 and the Company's Current Report on Form 8-K filed October 26, 2011 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise);

(e)
All other reports filed by the Predecessor or the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year ended December 31, 2010 (except, in any such case, the portions furnished and not filed pursuant to Item 2.02, Item 7.01 or otherwise);

(f)
The description of the Predecessor’s Class A Common Stock set forth in the Predecessor’s Registration Statement on Form 8-A, filed on December 15, 1982, and any amendments or reports filed for the purpose of updating such description; and

(g)
The description of the Preferred Share Purchase Rights attached to each share of the Predecessor’s Class A common stock contained in the Predecessor’s Registration Statement on Form 8-A, filed on March 8, 2002, and any amendment or report filed for the purposes of updating such description.

Such incorporation by reference shall not be deemed to incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be made a part hereof from the date of filing of such documents.  Any statements contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in a subsequently filed document incorporated herein by reference modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 6.  Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law allows a corporation to limit directors’ personal liability to the corporation or its stockholders from monetary damages for breach of fiduciary duty as a director, with certain exceptions.  Paragraph Tenth of the Company’s Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividends or for unlawful stock purchase or redemption of the Company’s stock under Section 174 of the Delaware General Corporation Law, (iv) for any transaction from which the director derived an improper personal benefit or (v) for any act or omission occurring prior to the date Paragraph Tenth became effective.

Section 145 of the Delaware General Corporation Law permits a corporation, subject to the standards set forth therein, to indemnify any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving as such with respect to another entity at the request of the corporation. The Company’s Certificate of Incorporation provides for full indemnification of its directors and officers to the extent permitted by Section 145.  In addition, Article V of the Company’s By-Laws provides for indemnification of persons by reason of the fact that he or she is or was serving as a director and/or officer of the Company.

In addition to the provisions in its Certificate of Incorporation and its By-Laws, the Company has taken such other steps as are reasonably necessary to effect its indemnification policy.  Included among such other steps is liability insurance provided by the Company for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company.  The Company has also entered into indemnification agreements with individual directors.  These agreements generally provide such directors with a contractual right of indemnification to the full extent provided by applicable law and the charter documents of the Company as in effect at the respective dates of such agreements.

Item 8.  Exhibits.

See Exhibit Index on page 7 hereof.

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers and sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on October 27, 2011.

AEGION CORPORATION
By/s/ J. Joseph Burgess
J. Joseph Burgess
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ J. Joseph Burgess J. Joseph Burgess	President, Chief Executive Officer and Director (Principal Executive Officer)	October 27, 2011
/s/ David A. Martin* David A. Martin	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 27, 2011
/s/ Alfred L. Woods* Alfred L. Woods	Chairman of the Board	October 27, 2011
/s/ Stephen P. Cortinovis* Stephen P. Cortinovis	Director	October 27, 2011
/s/ Stephanie A. Cuskley* Stephanie A. Cuskley	Director	October 27, 2011
/s/ John P. Dubinsky* John P. Dubinsky	Director	October 27, 2011
Charles R. Gordon	Director
/s/ Juanita H. Hinshaw* Juanita H. Hinshaw	Director	October 27, 2011
M. Richard Smith	Director
* By: David F. Morris, Attorney-In-Fact /s/ David F. Morris David F. Morris		October 27, 2011

EXHIBIT INDEX

Exhibit No.
4.1
Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed October 26, 2011) and Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed October 26, 2011).

4.2	By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed October 26, 2011).
4.3
Rights Agreement dated as of October 6, 2011 between the Company and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed October 26, 2011).

5.1
Opinion of Thompson Coburn LLP as to the legality of the securities being registered (incorporated by reference to Exhibit 5.1 to the Predecessor’s Registration Statement on Form S-8 (No. 333-142527) filed on May 1, 2007).

23.1*	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Thompson Coburn LLP (included in Exhibit 5.1).
24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Predecessor’s Registration Statement on Form S-8 (No. 333-142527) filed on May 1, 2007).
99.1
Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Predecessor’s definitive proxy statement on Schedule 14A filed on March 15, 2007 in connection with the 2007 annual meeting of stockholders).

*  Filed herewith.